Costa Brava Partnership III, L.P.
Roark, Rearden & Hamot Capital Management, LLC
420 Boylston Street
Boston, Massachusetts 02116

February 24, 2006

VIA FEDERAL EXPRESS

Michael A. Sosin, Secretary
TechTeam Global, Inc.
27335 W. 11 Mile Road
Southfield, Michigan 48034

Re: Shareholder's Demand for Lists of Stockholders

Ladies and Gentlemen:

Costa Brava Partnership III, L.P. ("Costa Brava") is the beneficial owner of 873,943 shares of common stock, par value $0.01 per share, of TechTeam Global, Inc. (the "Corporation"). Costa Brava's principal business address is 420 Boylston Street, Boston, MA 02116. Attached hereto as Exhibit A is a true and correct copy of an account statement received by Costa Brava from UBS Financial Services, Inc., dated January 6, 2006, that reflects Costa Brava's beneficial ownership of those shares of the Corporation.

INSPECTION OF SHAREHOLDER MATERIALS

On February 23, 2006 Costa Brava delivered notice (the "Notice") to the Corporation that it intends to nominate a slate of directors at the 2006 annual meeting of shareholders of the Corporation (the "Annual Meeting"). In connection with the Notice, Costa Brava hereby makes a formal demand under oath, pursuant to Section 220 of the General Corporation Law of the State of Delaware and the common law of the State of Delaware, for Costa Brava and its agents to inspect, no later than March 3, 2006, the following documents and records of the Corporation and to make copies or abstracts therefrom:

(a) A complete record or list of the Corporation's stockholders, certified by the Corporation or its transfer agent, showing the names and addresses of each stockholder and the number of shares of stock registered in the name of each such stockholder, as well as the names, addresses and share amounts held by participants in dividend reinvestment plans and/or employee plans, in each case as of the most recent date available;

(b) A magnetic computer tape list of the holders of the Corporation's stock requested in paragraph (a) above as of the most recent date available, showing the names, addresses and number of shares held by such stockholders, such computer

processing data as is necessary for the undersigned to make use of such magnetic computer tape for verification purposes;

(c) All daily transfer sheets showing changes in the names, addresses and number of shares of the Corporation's stockholders which are in or come into the possession of the Corporation or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of the stockholder list referred to above;

(d) All information in or which comes into the Corporation's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or other nominees relating to the names of the beneficial owners of the Corporation's stock ("NOBO's") pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Securities Exchange Act of 1934, as amended, in the format of a printout in descending order balance. If such information is not in the Corporation's possession, custody or control, such information should be requested from any agent or service employed by the Corporation which may have such information in its possession, custody or control;

(e) To the extent the Corporation, or any person or entity acting on its behalf, maintains electronic mail addresses or other electronic contact information concerning stockholders, all such information; and

(f) A copy of the Corporation's bylaws, as in effect now and a amended from time to time, and any rules and regulations of the Corporation regarding the nomination and election of directors, shareholder proposals, and the conduct of the Corporation's 2006 Annual Meeting of Shareholders (the "Annual Meeting").

Costa Brava demands that modifications, additions or deletions to any and all information referred to in paragraphs (a) and (b) above be immediately furnished to Costa Brava and its agents as such modification, additions or deletions become available to the Corporation or its agents or representatives.

Costa Brava will bear the reasonable costs incurred by the Corporation in connection with the production of the above information.

The purpose of this demand under Section 220 of the General Corporation Law of the State of Delaware is to enable Costa Brava to communicate with other stockholders and to solicit proxies for the Corporation's Annual Meeting.

Costa Brava hereby designates Mr. Seth Hamot (the Managing Member of Roark, Rearden & Hamot, LLC, which is Costa Brava's General Partner) to conduct, as Costa Brava's agent, the inspection and copying requested herein.

Please acknowledge receipt of this letter by signing the enclosed copy of this letter in the place indicated below and return it to counsel for Costa Brava, David A. Fine of Ropes & Gray LLP, One International Place, Boston, Massachusetts, 02110.

Please advise counsel for Costa Brava, David A. Fine of Ropes & Gray LLP, at 617-951-7473 as promptly a practicable when and where the items requested above will be made available to Costa Brava and its agents. Please also advise counsel immediately whether you voluntary will supply the requested information. If counsel to Costa Brava has not received your response to this request by March 3, 2006, Costa Brava will assume that you do not intend to comply with this demand and will seek appropriate recourse.

Very truly yours,

COSTA BRAVA PARTNERSHIP III, L.P.
By: Roark, Rearden & Hamot, LLC
its General Partner

By: Andrew Siegel
Andrew R. Siegel
Senior Vice President

Sworn to before me this 24 day of
February, 2006

Rafael Nisimov
(NAME)
Notary Public/Commissioner of Oaths

Rafael Nisimov
Notary Public
King County, New York
My Commission Expires May 03, 2008

Receipt Acknowledged On
February __, 2006

TechTeam Global, Inc.

By: ______________________
Name: ____________________
Title: _____________________

Exhibit A

UBS Investment Bank

UBS Securities LLC
1285 Avenue of the Americas
New York, NY 10019
www.ubs.com

January 6, 2006

COSTA BRAVA PARTNERS III
RRH CAPITAL MANAGEMENT
420 BOYLSTON ST. 5 F
BOSTON, MA 02116

ATTN: SETH HAMOT

Please be advised that on the close of business of January 6, 2006, the following position was being held by UBS for the following account:

Account: Costa Brava Partners III – Account #
Security: TechTeam Global Inc. (TEAM) – Cusip 878311109)
Shares held: 873943

Sincerely,

/s/ George C. Landrove, Jr.
George C. Landrove, Jr.
UBS

UBS Investment Bank is a business group of UBS AG.
UBS Securities LLC is a subsidiary of UBS AG.